Exhibit 3.1

INSTRUCTIONS: 1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID). 2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change. 3. Indicate the number of authorized shares and par value, if any of each class or series after the change. 4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series. 5. Indicate provisions, if any, regarding fractional shares that are affected by the change. 6. NRS required statement. 7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed. 8. Must be signed by an Officer. Form will be returned if unsigned. Name of entity as on file with the Nevada Secretary of State: DUKE Robotics Corp. Entity or Nevada Business Identification Number (NVID): NV20151076168 1. Entity Information: The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: Three hundred fifty million (350,000,000) shares of common stock, par value $0.0001 per share, and ten million (10,000,000) shares of preferred stock, par value $0.0001 per share. 2. Current Authorized Shares: The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: Three hundred fifty million (350,000,000) shares of common stock, par value $0.0001 per share, and ten million (10,000,000) shares of preferred stock, par value $0.0001 per share. 3. Authorized Shares After Change: The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: One (1) share of Common Stock will be issued to each record holder after the change for every twenty five (25) shares held by such holder immediately prior to the change. 4. Issuance: The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby : All fractional shares of common stock will be rounded up to the nearest next whole share on a per shareholder basis. 5. Provisions: The required approval of the stockholders has been obtained. 6. Provisions: Date: 03/06/2026 Time: 12:01am (must not be later than 90 days after the certificate is filed) 7. Effective date and time: (Optional) X Signature of Officer Title Date 8. Signature: (Required) FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov This form must be accompanied by appropriate fees. If necessary, additional pages may be attached to this form. Page 1 of 1 Revised: 8/1/2023 Certificate of Change Pursuant to NRS 78.209 TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT